Exhibit 99.1

              www.hearstargyle.com

        NEWS

Contact:	Thomas W. Campo
(212) 887-6827

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR

NEW YORK, N.Y., February 7, 2003 — Hearst-Argyle Television, Inc. (NYSE: HTV) today announced fourth quarter earnings grew 63%, to $0.39 per diluted share, from an adjusted (for SFAS 142) $0.24 per diluted share in the fourth quarter of 2001.

In last year’s fourth quarter, the reported income per share of $0.08 included a charge of $0.16 for amortization of intangibles and goodwill which is no longer required with the implementation on January 1, 2002 of SFAS 142 (see accompanying notes to the financial statements).

Net revenues for the quarter ended December 31, 2002 grew 21%, to $207.6 million, from $172.0 million in the fourth quarter of 2001, while operating cash flow (as defined in the accompanying notes to the financial statements) grew 37%, to $95.2 million, from $69.7 million in the fourth quarter of 2001. Income applicable to common stockholders increased to $37.4 million from an adjusted (for SFAS 142) $21.9 million in the fourth quarter of 2001.

Full-Year Results

For the year ended December 31, 2002, earnings per diluted share of $1.15 increased 20% from an adjusted (for SFAS 142) $0.96 per diluted share in 2001. Prior-year results included a one-time gain, reported in “Other income, net” (reflecting the sale of radio properties, partially offset by investment write-downs) in the first quarter of 2001, of $0.33 per diluted share. Excluding “Other income, net,” as well as adjusting for SFAS 142, the Company’s 2002 diluted earnings per share of $1.15 represents an 83% gain over the adjusted 2001 diluted earnings per share of $0.63.

See accompanying financial statements for a reconciliation of reported earnings per share on a GAAP basis to results adjusted for SFAS 142 and the exclusion of “Other income, net.”

Net revenues for the year grew 12%, to $721.3 million, from $641.9 million in 2001, while operating cash flow grew 26%, to $310.1 million, from $245.2 million in 2001. Income applicable to common stockholders increased 21% to $106.6 million, from an adjusted (for SFAS 142) $88.3 million in 2001. Excluding the one-time gain included in “Other income, net,” as well as adjusting for SFAS 142, the Company’s 2002 net income applicable to common shareholders of $106.5 million represents an 83% increase from an adjusted $58.1 million in 2001.

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Hearst-Argyle Fourth Quarter 2002…2

Operating cash flow, also known as EBITDA (earnings before interest, taxes, depreciation and amortization), and broadcast cash flow are non-GAAP measures. For a reconciliation of these measures to operating income on a GAAP basis, see accompanying notes to the financial statements at the end of this news release.

“Our strong fourth quarter results contributed to a recovery for our Company in 2002 from the recessionary environment of 2001,” said David J. Barrett, Hearst-Argyle Television president and chief executive officer. “We believe our 2002 rebound validates the longer-term resiliency and vibrancy of our medium. Local news leadership continues to define our stations, greatly influencing overall ratings as well as our continued ability to capture growing share of advertising expenditures within our markets. For the full year 2002, our Company converted 82% of incremental revenue growth to operating cash flow, enabling us to achieve a 46% broadcast cash flow margin and a 43% operating cash flow margin, despite increases in insurance and benefits expenses, and we continue to focus on expense-management disciplines.”

“Our outlook for 2003, and indeed for the first quarter, is cautious, due to the uncertain economic environment and unfolding global events,” Barrett said. “Advertisers as a result are being cautious and measured with their near-term advertising expenditures. Additionally, the cyclical revenue infusions from Olympics and political spending will not benefit us this year, given the normal dynamic of even- and odd-year revenue category swings that are particular to our industry. We’ve had good success in maintaining strict control over variable cost categories and we are determined to continue our effective cost management efforts throughout 2003.”

Revenues

The fourth quarter revenue total includes approximately $39 million in net political advertising (compared to $2 million in the fourth quarter of 2001) of which it is estimated that approximately $19.5 million was incremental to the Company’s stations during the election cycle. For the full year, net political advertising was $73.3 million, compared to $5.7 million in 2001 and $50.3 million in 2000, all on a GAAP basis. The first quarter of 2002 also included approximately $15 million of net Winter Olympics advertising, approximately 60% of which was considered incremental, on the Company’s NBC stations.

“While we certainly benefited from this substantial political spending in the fourth quarter, and indeed for the full year, by no means is our growth strictly attributable to political spending,” Barrett added. “We saw strong year-over-year spending increases from our other core categories of automotive, movies, financial services, beverages, retail and furniture/housewares, both for the quarter and the full year.

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Hearst-Argyle Fourth Quarter 2002…3

“As leading aggregators of local audiences,” Barrett continued, “our stations have an advantage in their highly competitive markets. As market leaders they win in the competition for political advertising, and for the business relationships that enable them to secure sponsorships for special programs such as the Olympics, the Super Bowl and numerous locally produced events.”

Expenses

Salaries, benefits and other operating costs, in combination with corporate, general and administrative expenses, increased by 10% for the quarter and 3.5% for the year. Expense increases were primarily attributable to performance-related sales and bonus costs and increases in the costs of insurance and benefits programs. “Insurance and certain other costs have increased substantially for all industries, and this trend impacted our Company in the second half,” said Harry T. Hawks, executive vice president and chief financial officer.

“At the same time,” Hawks added, “we’ve successfully managed our newsgathering costs, which are a significant component of our stations’ operating expense. Our arrangement with Loral of dedicated satellite time, a service we’ve dubbed ‘HATSat,’ allowed us quickly to provide coverage of the Maryland sniper case from our Baltimore station, WBAL-TV, to our other stations around the country, giving us flexibility and a competitive advantage throughout our markets in a highly cost-efficient manner. And this week’s tragic Columbia disaster was similarly communicated to Hearst-Argyle news viewers across the nation with help from our stations that were particularly close to the story, such as WESH-TV in Orlando.”

Program amortization increased 9% for the quarter and 5% for the year, in keeping with the Company’s prior public guidance, largely as a result of the previously announced acquisition of “Oprah” in Sacramento, Greensboro/Winston-Salem, and Fort Smith/Fayetteville. “These strategic ‘Oprah’ additions have proven to be effective in further driving ratings and revenue growth for our stations in these markets, bolstering the audience lead-in to their early evening local news broadcasts,” Barrett noted.

For the quarter, the Company’s capital expenditures were $7.0 million. For the year, capital expenditures totaled $25.9 million, compared to $32.3 million in 2001. Of the 2002 capital expenditures, $15.4 million was for digital television (DTV) equipment. Since 1997, the Company has invested approximately $54.8 million on its DTV build-outs, and will invest an additional $15-to-$18 million by year-end 2004 to complete expenditures related to the FCC-mandated DTV build-outs for all of its stations, including satellite stations.

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Hearst-Argyle Fourth Quarter 2002…4

Liquidity and Financial Flexibility

“The positive results this year have continued to strengthen the financial position of the Company,” Hawks noted. “After payment of interest, taxes, dividends and capital expenditures, the Company was able to fund approximately $187 million of long-term debt principal reductions during the year.” At December 31, 2002, the Company’s long-term debt, net of cash, was approximately $969 million. The Company’s leverage ratio, defined as total debt to trailing 12-months operating cash flow, was 3.1 times.

“As approximately 90% of the Company’s total debt matures after 2005 and our cash flow from operations is substantially more than our capital expenditure requirements,” Hawks continued, “the Company’s liquidity and financial flexibility are quite solid.” Moody’s Investor Services and Standard & Poor’s rate Hearst-Argyle Television’s debt as investment-grade; the Company remains the only “pure-play” owner of English-language TV stations with investment-grade credit. The Moody’s rating is Baa3; the S&P rating is BBB-.

Recent Operational Highlights

News and Programming Achievements:

•

Hearst-Argyle’s Commitment 2002 group-wide effort to provide comprehensive political news coverage produced 43 on-air debates and more than 40 hours in aggregate coverage of political news and candidate discourse.

•

In December, WCVB-TV was one of only two commercial television stations in the nation to receive a prestigious Alfred I. DuPont-Columbia Journalism Award for Excellence in Broadcast Journalism, for a special series within its venerable public affairs program “Chronicle” on Boston’s “Big Dig” construction project. The station’s pioneering efforts in bringing digital hi-definition television (HDTV) to New England continued with the production of two new hi-definition installments of “Chronicle.”

Ratings Highlights:

•

In the all-important November sweeps ratings period, Hearst-Argyle Television ABC affiliates occupied the top three positions in terms of network prime-time audience delivery among ABC stations in the top 50 markets. In the Monday-to-Sunday, Adults 18-49 ratings, WISN-TV/Milwaukee, WTAE-TV/Pittsburgh and KMBC-TV/Kansas City occupied the #1, #2 and #3 positions, respectively.

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Hearst-Argyle Fourth Quarter 2002…5

Overall, Hearst-Argyle’s ABC affiliates “over-indexed” the ABC November average rating by 23% in the 18-49 demographic. Among the Company’s NBC affiliated stations, WGAL-TV, Lancaster-Harrisburg, PA, once again led all TV stations in the country’s top 50 markets in share of news audience at 6 o’clock in the morning, 6 o’clock in the evening, and 11 o’clock at night.

•

WCVB-TV and WMUR-TV in January began receiving data from Nielsen Media Research following an eight-month hiatus during which the stations and the independent Media Research Council (MRC) assessed Nielsen’s new Local People Meter (LPM) service.

Earnings Guidance

The Company’s guidance for the quarter is subject to and could be affected by economic developments; regulatory developments; the timing of any investments, dispositions or other transactions; and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release.

1st Quarter 2003 Outlook

“While we are presently seeing strength in a number of revenue categories, we have elected to take a cautious outlook for the first quarter primarily due to concerns about the strength of the national economy and uncertainty regarding world events,” Hawks said. “Additionally, as is the normal historical pattern, we will not have Olympics revenue in this period. Therefore, we are anticipating our net revenues in the first quarter to range from flat to plus 2%, and our operating cash flow to have a percentage decline in the mid-single digits and our earnings per share to be in the range of $0.11 to $0.13.”

Full-Year 2003 Cost and Expenditures Outlook

The Company also gave the following preliminary cost and expenditures guidance for the full year 2003:

■

Salaries, benefits and other operating costs are expected to increase 1% to 2% compared to 2002 due to increased business insurance costs and health, welfare and benefits expenses, among other factors;

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Hearst-Argyle Fourth Quarter 2002…6

■

Amortization of Program Rights is projected to increase approximately 4%, due to additional expenditures related to

Hearst-Argyle’s acquisition of the highly successful “Oprah” and “Dr. Phil” syndicated shows for a number of markets;

■	Depreciation & Amortization is projected to be approximately $45 million;

■	Corporate, general and administrative expenses are projected to decrease approximately 5% compared to 2002;

■	Interest expense, net, is projected to be approximately $70 million;

■

The quarterly dividend payment related to the Company’s private placement of Redeemable Convertible Preferred Securities is expected to continue to be $3.75 million, for an annualized total of $15 million;

■

Equity in loss of affiliates is projected to be reduced further from the $3.3 million recorded for 2002, reflecting the continued growth at Internet Broadcasting Systems and the production and syndication joint venture with NBC Enterprises;

■	The Company’s effective tax rate is projected to be approximately 38%;

■

Capital expenditures for 2003 are projected to be approximately $30 million, of which approximately $5 million is projected to be for digital (DTV) build-outs, $15 million for maintenance, and $10 million for special projects expenditures.

4th-Quarter Conference Call

Hearst-Argyle will host a conference call at 9:30 a.m. eastern time today. Senior management will discuss the financial results and respond to questions. A live audio Web cast of the call will be accessible to the public on the Company’s Web site, www.hearstargyle.com. A recording of the Web cast will subsequently be archived on the site. The conference call number is 888-810-4704 for domestic calls and 706-634-0199 for international calls; the conference can be accessed with the identification “Hearst-Argyle.” A replay of the call will be available through February 14 at 800-642-1687 or 706-645-9291 (international) by entering the conference ID # 7305549.

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Hearst-Argyle Fourth Quarter 2002…7

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 24 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach about 17.7% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner in terms of audience reach. Hearst-Argyle also owns 11 ABC affiliated stations, and manages an additional 12th ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group in audience. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station. Hearst-Argyle also is involved in television production and syndication, through a joint venture with NBC Enterprises, and is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems. Hearst-Argyle is majority owned by The Hearst Corporation. Hearst-Argyle trades on the New York Stock Exchange under the symbol “HTV.”

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenues, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002(1)	2001(2)	2002(1)	2001(2)

	(In thousands, except per share data)		(In thousands, except per share data)

Total revenues	$207,611	$171,978	$721,311	$641,876

Station operating expenses:
Salaries, benefits and other operating costs	90,566	83,472	331,643	323,520
Amortization of program rights	16,065	14,695	60,821	57,676
Depreciation and amortization	12,262	31,677	43,566	129,420
Corporate, general and administrative expenses	6,157	4,390	19,650	15,817

Operating income	82,561	37,744	265,631	115,443

Interest expense, net (3)	17,639	21,276	73,443	98,725
Dividends on redeemable convertible preferred securities (4)	3,750	500	15,000	500
Other income, net (5)	—	—	299	48,778
Equity in loss of affiliates (6)	290	1,740	3,269	6,461

Income before income taxes	60,882	14,228	174,218	58,535

Income taxes	23,134	6,679	66,201	27,448

Net income	37,748	7,549	108,017	31,087

Less preferred stock dividends (7)	329	356	1,377	1,422

Income applicable to common stockholders	$37,419	$7,193	$106,640	$29,665

Income per common share—basic	$0.41	$0.08	$1.16	$0.32

Number of common shares used in the calculation	92,344	91,815	92,148	91,809

Income per common share-diluted	$0.39	$0.08	$1.15	$0.32

Number of common shares used in the calculation (8)	100,721	91,912	92,550	92,000

Results Adjusted for SFAS 142 (9):
As reported income applicable to common stockholders	$37,419	$7,193	$106,640	$29,665
Amortization of goodwill and certain other intangibles (after tax)	—	14,714	—	58,656

Adjusted income applicable to common stockholders	$37,419	$21,907	$106,640	$88,321

Adjusted income per common share-basic	$0.41	$0.24	$1.16	$0.96

Adjusted income per common share-diluted	$0.39	$0.24	$1.15	$0.96

Results Adjusted for SFAS 142 and Other income, net (10):
As reported income applicable to common stockholders	$37,419	$7,193	$106,640	$29,665
Amortization of goodwill and certain other intangibles (after tax)	—	14,714	—	58,656
Other income, net (after tax)	—	—	(185)	(30,242)

Adjusted income applicable to common stockholders	37,419	21,907	106,455	58,079

Adjusted income per common share-basic	$0.41	$0.24	$1.16	$0.63

Adjusted income per common share-diluted	$0.39	$0.24	$1.15	$0.63

Supplemental Financial Data:
Broadcast cash flow (11)	$101,401	$74,045	$329,798	$260,971
Broadcast cash flow margin (11)	48.8%	43.1%	45.7%	40.7%
Operating cash flow (11)	$95,244	$69,655	$310,148	$245,154
Operating cash flow margin (11)	45.9%	40.5%	43.0%	38.2%
Program payments	$15,644	$14,461	$59,870	$57,385
Capital expenditures	$6,957	$9,074	$25,920	$32,331
Long-term debt, net of cash			$968,936	$1,156,945
Common shares outstanding, net			92,364	91,828

See accompanying notes on the following pages.

Hearst-Argyle Fourth Quarter 2002…9

Notes to Condensed Consolidated Statements of Income

(1) Includes the results of the Company’s 24 television stations which were owned for the entire period presented and the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

(2) Includes (i) the results of 23 (which excludes WMUR-TV) of the Company’s television stations which were owned for the entire period presented; (ii) the management fees earned by the Company from the three television and two radio stations managed by the Company for the entire period presented; (iii) the Time Brokerage Agreement (“TBA”) for WMUR-TV from January 1 through March 27, 2001; (iv) the results of WMUR-TV, after its acquisition by the Company, from March 28 through December 31, 2001; (v) the TBA for KTAR-AM, KMVP-AM and KKLT-FM (the “Phoenix Stations”) from January 1 through March 27, 2001; and (vi) the results of WBOY-TV after its acquisition by the Company, from April 30 to December 13, 2001, the date of its disposition.

(3) On July 1, 2002 the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Statement No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections (“SFAS 145”). SFAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. In accordance with SFAS 145, the Company has reclassified certain amounts reported in prior periods that were previously classified as extraordinary items, net of related income taxes. Such reclassifications had no effect upon the Company’s reported net income, but resulted in a decrease of approximately $0.1 million and $0.9 million to reported Interest expense, net, for the three and twelve months ended December 31, 2001, respectively.

(4) Represents dividends relating to the private placement of redeemable convertible preferred securities in the amount of $200 million by a consolidated subsidiary trust of the Company.

(5) In the twelve months ended December 31, 2002, Other income, net represents an escrow closing fee paid to the Company in connection with the sale of the Phoenix stations in March 2001. In the twelve months ended December 31, 2001, Other income, net represents the $72.6 million pre-tax gain from the sale of the Phoenix Stations, partially offset by a $23.8 million pre-tax write-down of the carrying value of some of the Company’s investments.

(6) Represents the Company’s equity interests in the operating results of (i) Internet Broadcasting Systems, Inc. (“IBS”) in the three and twelve months ended December 31, 2002 and 2001 and (ii) NBC/Hearst-Argyle Syndication, LLC in the three and twelve months ended December 31, 2002, the three months ended December 31, 2001, and from August 7, 2001 to December 31, 2001 in the twelve months ended December 31, 2001.

(7) Represents preferred stock dividends relating to the preferred stock issued in connection with the acquisition of KHBS/KHOG.

Hearst-Argyle Fourth Quarter 2002…10

(8) The number of common shares used in the calculation of diluted EPS for the three months ended December 31, 2002 includes 7,935,068 shares of Series A common stock to be issued upon the conversion of 1,400,000 shares of Series A 7.5% Preferred Securities and 2,600,000 shares of Series B 7.5% Preferred Securities. For all other periods presented, these shares were not included in the computation of diluted EPS because to do so would have been antidilutive.

(9) On January 1, 2002 the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be assessed for impairment at least annually by applying a fair value-based test. The provisions of SFAS 142 are effective for periods after adoption and retroactive application is not permitted. The historical results of periods prior to 2002 do not reflect the effect of SFAS 142 and, accordingly, the results for the three months ended December 31, 2001 include amortization expense of $21.7 million ($14.7 million net of pro forma tax effects) and the results for the twelve months ended December 31, 2001 include amortization expense of $86.2 million ($58.6 million net of pro forma tax effects). The adjusted results present net income applicable to common stockholders and income per common share as if SFAS 142 had been implemented on January 1, 2001.

(10) The pro forma adjusted results are presented for comparability purposes, giving effect to the Company’s adoption of SFAS 142 as if it occurred on January 1, 2001, and excluding Other income, net on a pro-forma after-tax basis. See Note 5 for a discussion of Other income, net.

(11) Broadcast cash flow, operating cash flow, and their associated margin percentages are non-GAAP financial measures which the Company has included because management believes that such data are commonly used as a measure of performance among companies in the broadcast industry. These measures are also frequently used by investors, analysts, valuation firms and lenders. These non-GAAP financial measures should not be considered in isolation or as an alternative to operating income (a GAAP financial measure) as an indicator of the Company’s operating performance (see the accompanying condensed consolidated statements of income), or to net cash provided by operating activities (a GAAP financial measure) as a measure of the Company’s liquidity. These measures are believed to be, but may not be comparable to, similarly titled measures used by other companies.

The following table provides a reconciliation between operating income (a GAAP financial measure) and broadcast cash flow and operating cash flow (both non-GAAP financial measures):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001

	(In thousands)		(In thousands)

Operating Income	$82,561	$37,744	$265,631	$115,443
Add: Corporate general and administrative expenses	6,157	4,390	19,650	15,817
Add: Depreciation and amortization	12,262	31,677	43,566	129,420
Add: Amortization of program rights	16,065	14,695	60,821	57,676
Less: Program payments	(15,644)	(14,461)	(59,870)	(57,385)

Broadcast cash flow	$101,401	$74,045	$329,798	$260,971

Less: Corporate general and administrative expenses	(6,157)	(4,390)	(19,650)	(15,817)

Operating cash flow	$95,244	$69,655	$310,148	$245,154